Exhibit 10.1

AGREEMENT TERMINATING

ADMINISTRATIVE CLAIMS GUARANTY

This AGREEMENT (the “Agreement”) is entered into as of January 25, 2007 (the “Effective Date”), by and among the Post Confirmation Trust (the “PCT”) and Core-Mark Holding Company, Inc. (“Core-Mark” or the “Guarantor”). Each of the signatories hereto are referred to hereinafter collectively as the “Parties” or individually as a “Party.”

RECITALS

A. The PCT and Core-Mark are parties to that certain Amended and Restated Administrative Claims Guaranty Agreement, entered into as of August 31, 2004 (the “Administrative Guaranty”).

B. Pursuant to (i) the Third Amended and Revised Plan of Reorganization of Fleming Companies, Inc. and its Filing Subsidiaries Under Chapter 11 of the United States Bankruptcy Code (the “Plan”), which was confirmed by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), in the jointly administered chapter 11 cases captioned In re Fleming Companies, Inc., et al., Ch. 11 Case No. 03-10945 (MFW), and (ii) the PCT Agreement dated August 19, 2004 (particularly the waterfall provisions contained in Article IV. 4. 4. thereof), the PCT is required to reimburse Core-Mark for payments that it has made under the Administrative Guaranty before making any cash distributions to unsecured creditors.

C. The PCT does not realistically foresee any circumstance under which Core-Mark would ever be required to pay any amounts under the Administrative Guaranty, and as such, the Administrative Guaranty is unnecessary to ensure that the PCT can satisfy all Administrative Claims, as defined in the Plan, including the Relevant Administrative Claims.

D. Section 3.4 of the Administrative Guaranty provides:

No amendment, modification, termination or waiver of any provision of this Guaranty, and no consent to any departure by Guarantor of the PCT therefrom, shall in any event be effective without the prior written concurrence of the Guarantor, the PCT and the RCT. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

E. The RCT has been dissolved in accordance with the Order Granting Joint Motion of Reclamation Creditors’ Trust and Post-Confirmation Trust to Approve Agreement Concerning Winddown and Dissolution of Reclamation Creditors’ Trust, entered by the Bankruptcy Court on August 23, 2006 [Docket No. 13244].

F. Core-Mark and the PCT have agreed to terminate the Administrative Guaranty.

G. By motion, dated December 4, 2006 (the “Motion”) [Docket No. 13383], the PCT sought entry of an order in aid of implementation of the Plan.

H. In the Motion, the PCT sought entry of an order (i) approving its $2.4 billion estimate of allowed general unsecured claims, with a corresponding $164 million reserve for disputed claims; and (ii) authorizing a cash distribution of approximately $57.5 million, which results from a 2 1/2 cent distribution on every dollar of Allowed General Unsecured Claims (as defined in the Plan). Additionally, although the PCT believes that, pursuant to Section 3.4 of the Administrative Guaranty quoted above, it can terminate the Administrative Guaranty without having to obtain approval from the Bankruptcy Court, out of an abundance of caution, pursuant to the Motion, the PCT also sought an order authorizing and directing a release of the Administrative Guaranty.

I. Termination of the Administrative Guaranty will facilitate the distributions contemplated in the Motion.

J. By order, dated January 23, 2007 [Docket No. 13410], the Bankruptcy Court approved the Motion in all respects.

NOW, THEREFORE, IT IS HEREBY AGREED, by and among the undersigned, as follows:

ARTICLE I

TERMINATION OF ADMINISTRATIVE GUARANTY

Section 1.1. Termination of Guaranty. As of the Effective Date, the Administrative Guaranty is terminated.

Section 1.2. Effect of Termination. As of the Effective Date, the Administrative Guaranty shall be null and void and be deemed to be of no force and effect, with no liability on the part of any party thereto (or of any of such party’s directors, officers, employees, consultants, contractors, agents, legal and financial advisors or other representatives), and no such party shall have any obligations to any other party arising out of the Administrative Guaranty. Following the Effective Date, neither the PCT nor any other person may make any claim or demand under the Administrative Guaranty, regardless of the nature of such claim or demand and regardless of the date on which the event or condition on which such demand is based may have occurred.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1. Representation and Warranties of the PCT. The PCT represents and warrants that: (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with all requisite power and authority to carry on the business in which it is engaged, to execute this Agreement, and to consummate the transactions contemplated hereby;

(b) it has full requisite power and authority to execute and deliver and to perform its obligations under this Agreement, and the execution, delivery and performance hereof, and the instruments and documents required to be executed by it in connection herewith (i) have been duly and validly authorized by it and (ii) are not in contravention of its organizational documents or any agreements specifically applicable to it, and (c) no proceeding, litigation or adversary proceeding before any court, arbitrator or administrative or governmental body is pending against it which would adversely affect its ability to enter into this Agreement or to perform its obligations hereunder.

Section 2.2. Representation and Warranties of Core-Mark. Core-Mark hereby represents and warrants that: (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with all requisite power and authority to carry on the business in which it is engaged, to execute this Agreement, and to consummate the transactions contemplated hereby; (b) it has full requisite power and authority to execute and deliver and to perform its obligations under this Agreement, and the execution, delivery and performance hereof, and the instruments and documents required to be executed by it in connection herewith (i) have been duly and validly authorized by it and (ii) are not in contravention of its organizational documents or any agreements specifically applicable to it, and (c) no proceeding, litigation or adversary proceeding before any court, arbitrator or administrative or governmental body is pending against it which would adversely affect its ability to enter into this Agreement or to perform its obligations hereunder.

ARTICLE III

MISCELLANEOUS

Section 3.1. Amendments. This Agreement may not be modified, amended or supplemented except by a written agreement executed by each Party.

Section 3.2. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any principles of conflicts of law. The PCT and Core-Mark hereby consent to the jurisdiction of the Bankruptcy Court for any proceeding arising out of or in connection with this Agreement.

Section 3.3. Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and are not part of this Agreement and do not in any way limit or modify the terms or provisions of this Agreement and shall not affect the interpretation hereof.

Section 3.4. Binding Agreement Successors and Assigns. This Agreement shall be binding upon the Parties only upon the execution and delivery of this Agreement by the Parties listed on the signature page hereto. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, administrators, constituents and representatives.

Section 3.5. Entire Agreement. This Agreement constitutes the full and entire agreement among the Parties with regard to the subject hereof, and supersedes all prior negotiations, representations, promises or warranties (oral or otherwise) made by any Party with respect to the subject matter hereof.

Section 3.6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original copy of this Agreement and all of which, when taken together, shall constitute one and the same Agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts, provided receipt of copies of such counterparts is confirmed.

Section 3.7. Further Assurances. Each of the Parties hereto agrees to execute and deliver, or to cause to be executed and delivered, all such instruments, and to take all such action as the other Parties may reasonably request in order to effectuate the intent and purposes of, and to carry out the terms of, this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date set forth above.

POST CONFIRMATION TRUST
By:	Castellamare Advisors, LLC
As:	Post Confirmation Trust Representative

By:	/s/ Robert A. Kors
Name:	Robert A. Kors
Title:	Principal of Castellamare Advisors, LLC

CORE-MARK HOLDING COMPANY, INC.

By:	/s/ Stacy Loretz-Congdon
Name:	Stacy Loretz-Congdon
Title:	SVP & CFO

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